Carlyle Industries, Inc.
                              c/o Noel Group, Inc.
                               667 Madison Avenue
                                   25th Floor
                            New York, New York 10021



                                  May __, 1998


Karen Brenner
Carlyle Industries, Inc.
667 Madison Avenue
25th Floor
New York, New York 10021

Dear Ms. Brenner:

         This letter sets forth and confirms the agreement between Carlyle Industries, Inc. (the "Company") and you (herein sometimes the "Employee") regarding the terms of your continued employment with the Company. The Agreement between you and the Company is as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue your employment as Chairman, President and Chief Executive Officer of the Company, and you agree to continue in such employment, through May 29, 1998 or until such later date as you and the Company may mutually agree. You will report to and be responsible to the Board of Directors of the Company.

         2. SALARY. The Company agrees to pay you an annual salary at the rate of $250,000 per annum payable in accordance with the payroll practices of the Company, plus any accrued and unpaid bonus. Your annual salary shall be reviewed annually and may be increased in the discretion of the Board or the Compensation Committee thereof. You shall also be entitled to participate in the Company's Management Incentive Plan and all health insurance, profit sharing, employee stock option and similar plans and benefits afforded by the Company to its management employees generally, if and to the extent that you are eligible to participate in such plans and benefits in accordance with their terms.

         3. SEVERANCE. In the event that the Company terminates your employment for any reason whatsoever, whether with or without cause, or if you resign from all of your positions with the company and its subsidiaries on or before May 29, 1998, the Company shall pay you, in a single lump sum payment, within 23 days after the termination of your employment or the date when you cease to serve as a director of the Company, whichever is later, an amount equal to four (4) months of your annual base salary in effect on the date of such termination (i.e.,

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$250,000 at the compensation rate in effect on the date hereof or such larger amount as may reflect the compensation rate in effect at a later date due to annual salary increases).

         4. CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined below) of the Company at any time during the period beginning on the date hereof and ending four months after the date on which your employment with the Company terminates (for this purpose any event of a nature described below recommended or approved in a resolution adopted by the Board of Directors during such four-month period but consummated thereafter shall be deemed to have occurred during such four-month period), the Company shall pay you a single one-time payment in the amount of $100,000 within 30 days after the occurrence of such Change in Control. For purposes hereof, a "Change of Control" of the Company shall be deemed to have occurred upon and only upon the occurrence of any of the following events:

                  (i) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Company; any person or group which, on the date hereof holds directly or indirectly fifty percent (50%) or more of the combined voting power of the Company's outstanding securities entitled ordinarily (and apart from rights accruing under special circumstances to vote for the election of directors); or any "affiliate" or "associate" of the Company (as defined in Regulation 12b-2 under the Exchange Act) (a) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

                  (ii) There shall be consummated (A) any consolidation or merger of the Company or any similar transaction involving the Company (other than a consolidation, merger or similar transaction with or into an entity of which the Company owns more than fifty percent (50%) of the securities prior to the commencement of the transaction or related series of transactions), at the conclusion of which the shareholders of the entity with or into which the Company is consolidated or merged own, as a result of their holdings in such merged entity, more than fifty percent (50%) of the voting power (determined by reference to the tests provided in clause (i) above) of the surviving entity, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; provided, that notwithstanding anything in this document to the contrary a "Change in Control" shall expressly not be deemed to have occurred upon or as a result of the happening of either (x) the divestiture of less than substantially all of the operating assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary of the Company or otherwise, or a transaction solely for the purpose of reincorporating the Company in

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         another jurisdiction, or (y) the distribution by Noel Group, Inc. to its shareholders of some or all of Noel Group Inc.'s holdings of securities of the Company.

         5.       COMPANY PAYMENTS AND OTHER OBLIGATIONS.

                  a. Except as provided in Section 4 above and otherwise herein, after the termination of your employment the Company shall have no obligations to make any further payment to you (including without limitation salary, vacation pay, severance pay, executive incentive plan bonuses or any other bonuses, performance incentive award plan payments, stock option awards, pension contributions or payments) and shall have no obligation to provide you with any fringe benefits (including without limitation life insurance, dental insurance, health and medical insurance, and disability protection), an office or other amenities. The Company does, however, specifically agree that it will pay to you, your accrued vacation pay (four (4) weeks) through the date of the termination of your employment, and will reimburse you for all unreimbursed travel and entertainment expenses properly incurred by you prior to the termination of your employment in accordance with normal Company policy. The Company agrees that your rights under all stock option agreements between you and the Company shall continue in accordance with the terms of such agreements, including terms relating to accelerated vesting upon the termination of your employment with the Company.

                  b. Except as otherwise specified in paragraph 1 and 2 hereof, this Agreement supersedes and terminates the Letter Agreement between you and the Company dated February 25, 1998.

         6.       RELEASES.

                  a. Employee agrees that, except as provided herein, she waives any right to employment, reinstatement or re-employment with the Company or any Company Affiliate and specifically agrees that she will not apply for the same. As used in this Section 6, the term "Company Affiliate" shall mean "affiliate" as defined in Regulation 12b-2 under the Exchange Act, but excluding Lincoln Snacks Company.

                  b. Employee acknowledges and agrees that she is fully aware that there are various federal, state and municipal laws which prohibit employment discrimination based on, including without limitation, the following: race, age, sex, marital status, sexual orientation, citizenship, religion, creed, national origin, military or national guard service, mental, psychological record or prior convictions, or entitlement to pension or employee benefits including retirement, pension and severance.

                  c. Employee also acknowledges and agrees that she fully understands and is aware there are federal, state and municipal agencies which enforce and administer these laws and ensure their enforcement.

                  d. In consideration of the payments and other undertaking of the Company and the undertakings of Employee described in this Agreement, and other good sufficient

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consideration provided by the parties, the receipt of which is hereby acknowledged, Employee hereby, for herself, her heirs, legal representatives, successors, and assigns, releases and discharges the Company and the Company Affiliates and its and their respective officers, directors, employees, successors and assigns, and the Company and the Company Affiliates hereby, for themselves, their respective successors and assigns, release and discharge Employee, her heirs, legal representatives, successors and assigns, from all actions, causes of action, suits, debts, accounts, sums of money, damages, judgments, claims and demands whatsoever, in law or in equity, known or unknown, which either hereafter can, shall or may have against the other for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including without limitation all claims arising out of or by reason of the termination of Employee's employment, EXCEPT ONLY those arising out of the performance by the Company and the Company Affiliates and Employee of their respective covenants and agreements contained in this Agreement; Employee's rights under all retirement, profit sharing, stock option or similar benefit plans sponsored by the Company (to the extent that such rights survive the termination of Employee's employment); Employee's indemnification and similar rights which Employee would have in the absence of this Section 6 d. with respect to liability by reason of her being an employee, officer and director of the Company or the Company Affiliates, whether under contract, statute or common law; and any rights which Employee would have in the absence of this Section 6 d under any written agreements with Noel Group, Inc. Further, the Company and the Company Affiliates do not hereby release Employee from any liability which they or any of them may incur arising from or related to any action or omission on the part of Employee in his capacity as a plan administrator or trustee of any retirement plan or trust maintained by the Company or any Company Affiliate which constitutes gross negligence, fraud or willful misconduct.

                  e. Except as otherwise stated, the releases in the foregoing
Section 5 d. include but are not limited to releases of any rights the releasing parties may have for breach of contract (whether express, implied or oral), tort, wrongful termination, defamation, infliction of emotional distress, slander, promissory estoppel, prima facie tort,. breach of the covenant of fair dealing, fraud, violation of public policy, claims for physical or emotional injury, any and all claims based on federal, state or local laws including, without limitation, the Age Discrimination in Employment Act (29 U.S.C. ss.621, et Seq.), the Employee Retirement Income Security Act of 1974, the Civil Rights Acts, the fair employment laws of the State of New York, and the United States Constitutions or common laws.

                  f. Employee acknowledges (i) that she has been given the opportunity to consult with her attorney regarding this agreement, (ii) that she fully understands this agreement and the effect of her signing it, (iii) that she has been given up to twenty-one (21) days to consider this agreement and
(iv) that she may revoke this agreement within seven (7) days following the date she signs it and that this agreement will not become effective or enforceable until after seven (7) days have expired.

         7. INDEMNIFICATION. The Company will defend, indemnify and hold Employee (and her legal representative or other successors) harmless from and against any damages, claims, liabilities, losses and expenses (including without limitation the payment of

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reasonable attorney's fees and expenses in advance of final disposition of the proceedings) of any kind or nature whatsoever which may be sustained or suffered by Employee in connection with or arising out of any action, suit or proceeding to which she (or her legal representative or other successors) may be made a party by reason of her being or having been a director, officer or employee of the Company, to the fullest extent permitted by Delaware General Corporation Law as in effect at the time of the subject act or omission, the Articles of Incorporation and By-Laws of the Company as in effect at such time or on the date of this Agreement, or any insurance policies the Company or its parents may elect to maintain generally for the benefit of the directors and officers of the Company, whichever affords or afforded greater protection to the Employee. The indemnification accorded the Employee by this Section 7 shall apply regardless of whether the claim giving rise to indemnification is made against the Employee in her capacity as a director, officer or employee of the Company, or otherwise; provided, that the nature of the claim is such that it could have been brought against the Employee in her capacity as a director, officer or employee of the Company.

         8. PRESS RELEASE. The parties agree that the Company may without the Employee's consent issue a press release disclosing the fact of the Employee's resignation and the identity of her successor. If, however, the Company desires to disclose any additional facts relating to the Employee or her resignation in a press release, the Company must obtain the consent of the Employee prior to issuing such press release.

         9. ENTIRE AGREEMENT.This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or altered orally.

         10. GOVERNING LAW. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or altered orally.

         11. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any circumstance shall not affect the validity or enforceability of any other provision of this Separation Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent that such provision is prohibited or unenforceable, without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, to her then residence in the case of Employee or to its then principal office in the case of the Company, and shall be deemed given when deposited in the United States mails, postage prepaid.

         12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Employee, the Company, and the Company's successors and assigns.

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         Please confirm that the foregoing accurately sets forth our understanding by executing the enclosed copy of this letter and returning it to us.

                                         CARLYLE INDUSTRIES, INC.

                                         By:
                                            ------------------------------------
                                            Authorized Signatory


AGREED TO AND ACCEPTED
as of the date of the signature below.


/s/ KAREN BRENNER
    ----------------------
    Karen Brenner


Dated:

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